Exhibit (a)(5)(K)

OPNET Technologies, Inc.

Frequently Asked Questions Regarding the Treatment of

OPNET Restricted Stock Awards Issued

On or after September 12, 2012 in the Merger

1. What is the purpose of this FAQ?

As you may know, OPNET Technologies, Inc. (“OPNET” or the “Company”) has entered into a merger agreement with Riverbed Technology, Inc. (“Riverbed”) and certain other parties, pursuant to which the Company anticipates that it will be acquired by Riverbed following the conclusion of an exchange offer for OPNET common stock.

The purpose of this FAQ is to explain what will happen to unvested shares of OPNET common stock that are subject to OPNET’s repurchase option (“OPNET Restricted Stock”) that were issued on or after September 12, 2012 as a result of the tender offer and the merger, which we anticipate will close on December 18, 2012.

2. What is the per share price being offered for OPNET common stock in the exchange offer? When are the exchange offer and the merger each expected to close?

Under the terms of the merger agreement:

•

Riverbed (through a wholly-owned subsidiary) commenced an exchange offer on November 14, 2012 to purchase all outstanding shares of OPNET common stock, at a price per share of (a) $36.55 in cash and (b) 0.2774 of a share of common stock of Riverbed (the “Offer Price”), without interest and subject to any required tax withholding; and

•

After the closing of the exchange offer, and subject to the satisfaction or waiver of certain conditions in the merger agreement, a wholly owned subsidiary of Riverbed will merge with and into OPNET, and as a result OPNET will become a wholly-owned subsidiary of Riverbed.

The parties currently expect that the exchange offer will close on December 18, 2012, and the merger will close shortly thereafter, although the precise timing is subject to change based on certain factors outside of the control of OPNET.

3. How will the merger affect my Restricted Stock Award?

Because your Restricted Stock Award remains subject to vesting, you will not be able to tender these shares in the exchange offer. Instead, under the terms of the merger agreement each

Restricted Stock Award that is outstanding immediately prior to the closing of the merger will be assumed by Riverbed and converted into the right to receive the Offer Price per share for each share of OPNET common stock under your Restricted Stock Award, which will be payable on the original vesting dates of your Restricted Stock Award, subject to your continued employment with OPNET or Riverbed on each such vesting date. Your assumed Restricted Stock Award will otherwise be subject to the same terms and conditions, including vesting requirements, as were applicable to your award under the 2010 Plan and the award agreement issued to you by OPNET.

4. What happens if my employment with OPNET or Riverbed is terminated before my assumed Restricted Stock Award fully vests?

Under the terms of the 2010 Plan, if you are terminated without “cause” or you resign for “good reason” on or prior to the 12-month anniversary of the closing of the exchange offer, then your assumed Restricted Stock Award will fully vest effective on the date of your termination. If you are terminated for any other reason, or your employment is terminated for any reason after the following 12-month anniversary of the closing of the exchange offer, any then-unvested assumed Restricted Stock Award will be forfeited.

A holder of an assumed Restricted Stock Award will have been terminated for “cause” if he or she is terminated because of (i) such individual’s willful failure, which failure is not cured within 30 days of written notice to such individual from OPNET or Riverbed, to perform his or her material responsibilities to OPNET or Riverbed or (ii) willful misconduct by such individual which affects the business reputation of the OPNET or Riverbed.

“Good reason” for a holder of an assumed Restricted Stock Award to resign will be present if the individual experiences (x) any significant diminution in his or her title, authority, or responsibilities from and after the exchange offer or merger, as the case may be, or (y) any reduction in the annual cash compensation payable to the individual from and after the exchange offer or merger, as the case may be, or (z) the individual is required to relocate from the place of business at which the individual is principally located to a location that is greater than 50 miles from his or her current site.

5. What are the tax consequences to me of the assumption of my Restricted Stock Award?

The following discussion is provided to you for informational purposes only and does not constitute (or substitute for) tax or financial advice. The following discussion is limited to U.S. federal income tax consequences and does not, for example, address state, local or foreign tax consequences.

•	There will be no tax consequences to you in connection with the closing of the merger or the assumption of your Restricted Stock Award by Riverbed.

•	Any payments received by you in connection with your assumed Restricted Stock Award on each vesting date following the closing of the merger will be treated as wage income (that is, ordinary income).

•	There will be income and FICA (social security and Medicare) tax withholding on the payments to you in connection with your assumed Restricted Stock Award.

Due to the complexity of applicable tax rules, we encourage you to seek advice from tax and financial planning specialists who are familiar with your specific situation. OPNET cannot provide you with individual tax or financial planning advice.

6. Whom should I consult if I have questions on the treatment of my Restricted Stock Award?

If you have questions regarding your Restricted Stock Award, please contact Nancy Alikonis by e-mail at nalikonis@opnet.com. If you have specific questions about the exchange offer or the merger, you should review the Registration Statement on Form S-4 filed by Riverbed with the U.S. Securities and Exchange Commission by accessing the SEC’s website at http://www.sec.gov. You should consult your tax advisor if you have questions relating to the tax consequences of your Restricted Stock Award in connection with the merger and your continued employment following the merger.

* * * * * *

Internal Revenue Service regulations generally provide that, for the purpose of avoiding federal tax penalties, a taxpayer may rely only on formal written advice meeting specific requirements. The tax summary in this document does not meet those requirements. Accordingly, the tax summary was not intended or written to be used, and it cannot be used, for the purpose of avoiding federal tax penalties that may be imposed on you.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of OPNET Technologies, Inc. (“OPNET”). Riverbed Technology, Inc. (“Riverbed”) has filed a Registration Statement on Form S-4 (containing a Prospectus/Offer to Exchange and certain other offer documents) and a Tender Offer Statement on Schedule TO with the Securities Exchange Commission (“SEC”) and OPNET has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer and the Merger (as defined in those documents). OPNET stockholders are urged to read the Registration Statement (including the Prospectus/Offer to Exchange and the other offer documents contained therein), the Tender Offer Statement and the Solicitation/Recommendation Statement, because they contain important information that stockholders should consider before making any decision regarding tendering their OPNET shares. The Registration Statement (including the Prospectus/Offer to Exchange and other offer documents), the Tender Offer Statement and the Solicitation/Recommendation Statement are also available for free at the SEC’s web site at www.sec.gov. Free copies of the Registration Statement (including the Prospectus/Offer to Purchase and the other offer documents contained therein) and the Tender Offer Statement are also available from Riverbed by mail to Riverbed Technologies, Inc., 199 Fremont Street, San Francisco, CA 94105, attention: Investor Relations, and free copies of the Solicitation/Recommendation Statement are available from OPNET by mail to OPNET Technologies, Inc., 7255 Woodmont Avenue, Bethesda, Maryland 20814-7900, attention: Investor Relations. In addition, the Registration Statement (including the Prospectus/Offer to Exchange and the other offer documents contained therein) and the Tender Offer Statement may be obtained free of charge by directing a request to the Information Agent for the offer, MacKenzie Partners, 105 Madison Avenue, New York, New York 10016 (call toll free: (800) 322-2885; or call collect: (212) 929-5500). Computershare is acting as the exchange agent for the tender offer.

Interests of Certain Persons in the Offer and the Merger

Riverbed will be, and certain other persons may be, soliciting OPNET stockholders to tender their shares into the exchange offer. The directors and executive officers of Riverbed and the directors and executive officers of OPNET may be deemed to be participants in Riverbed’s solicitation of OPNET’s stockholders to tender their shares into the exchange offer.